UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2008
UTIX GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-50589 (Commission File Number)	75-2340624 (IRS Employer Identification No.)

7 New England Executive Park, Suite 610, Burlington, MA (Address of Principal Executive Offices)	01803 (Zip Code)
Registrant’s telephone number, including area code: (781) 229-2589
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On February 5, 2008, DFS Services LLC (formerly Discover Financial Services, Inc., “Discover”) notified Utix Group, Inc. (the “Company”) that it was terminating the Ticket Issuer Agreement, dated January 21, 2004, between the Company and Discover, as amended by the First Amendment to Ticket Issuer Agreement, dated October 24, 2006 and further amended by the Second Amendment to Ticker Issuer Agreement, dated October 15, 2007 (as amended, the “Ticket Issuer Agreement”). Discover’s termination of the Ticket Issuer Agreement was effective as of 11:00 p.m. E.S.T. on February 5, 2008. In its letter terminating the Ticket Issuer Agreement, Discover cited the Company’s financial condition as justification for the termination.
Pursuant to the Ticket Issuer Agreement, the Company’s gift tickets were redeemable via the Discover credit card payment network, which allowed payments to be made automatically to vendors.
Discover currently owns 384,615 shares of the Company’s Series C Preferred Stock, par value $.001 per share, and warrants to purchase 365,385 shares of the Company’s Common Stock, par value $.001 per share.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Company’s reduction in the size of its employee work force, on February 8, 2008, the Company informed Mark L. Pover that his employment as the Company’s Chief Financial Officer, Principal Accounting Officer and Secretary would be terminated effective February 11, 2008.
Item 8.01. Other Events.
Due to the Company’s inability to obtain permanent financing, on February 7, 2008, the Company’s Board of Directors voted in favor of liquidating the Company’s assets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Utix Group, Inc.
By:	/s/ Steven Apesos
Steven Apesos
Authorized Officer

DATE: February 14, 2008